UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 22, 2016

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36781	46-3656275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(Address of principal executive offices) (Zip code)

(206) 582-1600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 22, 2016, Juno Therapeutics, Inc. (“Juno”) and Celgene Corporation and Celgene Switzerland LLC (collectively, “Celgene”) entered into a license agreement (the “CD19 License Agreement”) pursuant to which Celgene received an exclusive, royalty-bearing license to develop and commercialize therapeutic chimeric antigen receptor product candidates from Juno’s CD19 program in all territories outside of North America and China (the “Celgene Territory”). Juno retains all rights to develop further and commercialize such product candidates in North America and China (the “Juno Territory”). Juno and Celgene will generally share worldwide research and development costs, while Juno will be responsible for commercialization costs in the Juno Territory and Celgene will be responsible for commercialization costs in the Celgene Territory. Juno has the right to participate in specified commercialization activities for licensed products arising from the CD19 program in certain major European markets. Celgene has the right to participate in specified commercialization activities in North America for licensed products for certain indications under the CD19 program.

As previously announced, Juno received $50.0 million from Celgene as an upfront payment upon the exercise of Celgene’s option to license chimeric antigen receptor product candidates from the CD19 program. Juno will also receive royalties from Celgene for chimeric antigen receptor product candidates arising from the CD19 program at a percentage in the mid-teens of net sales of such product candidates in the Celgene Territory.

The term of the CD19 License Agreement will expire on the last to expire royalty payment obligation of Celgene under that agreement. Such royalty payment obligation will expire, on a licensed product-by-licensed product and a country-by-country basis, after sales of such licensed product decline to specified levels following the latest of (i) the expiration of the last to expire Juno patent licensed to Celgene covering such licensed product in such country, (ii) the expiration of regulatory exclusivity for such licensed product in such country, and (iii) a specified anniversary of the first commercial sale of such licensed product in such country.

Celgene may terminate the CD19 License Agreement in its entirety upon prior written notice. Celgene also has the right to terminate the CD19 License Agreement, on a product candidate-by-product candidate basis, immediately upon written notice to Juno upon the occurrence of certain safety events. Either Juno or Celgene may terminate the CD19 License Agreement upon prior written notice for an uncured material breach by the other party that frustrates the fundamental purpose of the CD19 License Agreement. Either Juno or Celgene may terminate the CD19 License Agreement upon the bankruptcy or insolvency of the other party, or if the other party or any of its affiliates challenges the validity, scope or enforceability of or otherwise opposes, any patent included within the intellectual property rights licensed to the other party under the CD19 License Agreement. Juno may also terminate the CD19 License Agreement immediately for certain breaches by Celgene of the voting and standstill agreement between Celgene and Juno.

The descriptions of Juno’s collaboration agreement and voting and standstill agreement with Celgene contained in Juno’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 29, 2016, are incorporated herein by reference.

The foregoing summary of the CD19 License Agreement does not purport to be complete and is qualified in its entirety by reference to the CD19 License Agreement, which will be filed as an exhibit to Juno’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNO THERAPEUTICS, INC.

Date: April 27, 2016	By:	/s/ Bernard J. Cassidy
	Name:	Bernard J. Cassidy
	Title:	General Counsel and Secretary